Exhibit 99.1

Language Line Holdings, Inc. Reports Preliminary 2007 Full Year Financial Results

Monterey, CA — March 25, 2008 — Language Line Holdings, Inc. (“Holdings”) reported today preliminary financial results for the year ended December 31, 2007.

Preliminary revenues for the full year ended December 31, 2007 were $183.2 million as compared to $163.3 million for the full year ended December 31, 2006, an increase of $19.9 million or 12%. The majority of the increase in revenue was driven by a 19% increase in OPI billed minutes partially offset by a 6% decline in the average rate per billed minute.

Preliminary cost of services for the full year ended December 31, 2007 were $64.8 million as compared to $57.9 million for the full year ended December 31, 2006, an increase of $6.9 million or 12%. This increase was primarily due to increased interpretation minutes.

Preliminary selling, general and administrative expenses for the full year ended December 31, 2007 were $32.4 million, compared with $28.8 million for the full year ended December 31, 2006. This increase was primarily due to higher interpreter support and recruiting costs coupled with an increase in sales and marketing efforts.

Preliminary interest expense for the full year ended December 31, 2007 was $52.9 million, compared with $54.2 million for the full year ended December 31, 2006. Preliminary depreciation and amortization for the full year ended December 31, 2007 was $31.3 million, compared with $36.4 million for the full year ended December 31, 2006.

Preliminary other income for the full year ended December 31, 2007 was $1.2 million, compared with $1.6 million for the full year ended December 31, 2006

Preliminary net income for the full year ended December 31, 2007 was $1.0 million, compared with a net loss of $9.5 million for the full year ended December 31, 2006

As of December 31, 2007 preliminary total debt outstanding was $470.7 million and cash balances were $13.9 million.

Note Regarding Forward-Looking Statements

Statements in this release that are “forward-looking statements” are based upon current expectations and assumptions, and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words or expressions such as “intends”, “expects”, “expected”, “anticipates” or variations of such words and similar expressions are intended to identify such forward-looking statements. This press release also includes financial information, of which, as of the date of this press release, the Company’s independent auditors have not completed their review. Key risks are described in Language Line, Inc. and Holding’s respective Annual Report on Form 10-K filed with the Securities and Exchange Commission (SEC) on March 16, 2007.

Contact:

Michael Schmidt

Chief Financial Officer

Language Line, Inc. and Language Line Holdings, Inc.

(831) 648-7171